UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): June 8, 2017

Valeant Pharmaceuticals International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	001-14956	98-0448205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
2150 St. Elzéar Blvd. West Laval, Quebec Canada H7L 4A8
(Address of Principal Executive Offices)(Zip Code)
514-744-6792
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.
On June 8, 2017, Valeant Pharmaceuticals International, Inc. (the “Company”) issued a press release announcing that it has entered into an agreement to sell its iNova Pharmaceuticals (“iNova”) business to a company jointly owned by funds advised and managed by Pacific Equity Partners and The Carlyle Group for $930 million in cash (the “iNova Transaction”). The consummation of the iNova Transaction is subject to the satisfaction of customary closing conditions, including receipt of applicable regulatory approvals.
The Company currently estimates that the expected 2017 revenue from the iNova business would have been approximately $250 million and that the expected 2017 Adjusted EBITDA from the iNova business would have been approximately $125 million. As a result, the purchase price for the iNova Transaction of $930 million represents an approximately 7.5 times multiplier of expected Adjusted EBITDA for 2017. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.
A copy of the press release, dated June 8, 2017, announcing the iNova Transaction is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 and Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Description
99.1	Press Release announcing the iNova Transaction, dated June 8, 2017.

2

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
By:	/s/ Christina Ackermann
	Name:	Christina Ackermann
	Title:	Executive Vice President and General Counsel

Date: June 8, 2017

3

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release announcing the iNova Transaction, dated June 8, 2017.

4